Exhibit 99.13

10b5-1 Trading Plan Agreement

This 10b5-1 Trading Plan Agreement dated December 12, 2019 (the “Trading Plan”) is between Allied Physicians of California, A Professional Medical Corporation, with its principal place of business at 1668 S. Garfield Avenue, 3rd Floor, Alhambra, CA 91801 (“Purchaser”), and Dougherty & Company LLC (“D&Co”), a limited liability company organized under the laws of Delaware and registered as a broker dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acting as agent.

A.       Recitals

1.          This Trading Plan is entered into between Purchaser and D&Co as the Purchaser’s adoption of a written plan for trading securities that complies with the requirements of Rule 10b5-1(c)(1) under the Exchange Act. Purchaser may be an affiliate of Apollo Medical Holdings, Inc. (“Apollo”) and Purchaser may be an affiliated purchaser under Rule 10b-18 of the Exchange Act. Purchaser is establishing this Trading Plan in order to permit the orderly purchase by the Purchaser of a limited portion of Apollo’s outstanding common stock, par value $.01 per share (the “Common Stock”).

B.       Representations, Warranties and Covenants

1.          As of the date on which Purchaser executed this Trading Plan, Purchaser was not aware of, nor did it have any actual or implied knowledge of, any material nonpublic information concerning Apollo or its securities. Purchaser entered into this Trading Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

2.          The Purchaser will make all public disclosures required by law with respect to its interest in purchasing Apollo’s securities and has all necessary corporate authorizations to execute and perform the Trading Plan.

3.          The Purchaser agrees that the Trading Plan instructions as provided in Section C1 herein, are not to be effected other than in compliance with the requirements of Rule 10b5-1 and Rule 10b-18 of the Exchange Act, regardless of whether any contract, instruction or plan under the Trading Plan is currently in effect or not.

4.          While the Trading Plan is in effect, Purchaser agrees not to purchase or sell any shares of the Common Stock through any other broker other than D&Co.

5.          The execution and delivery of this Trading Plan by Purchaser and the transactions contemplated by this Trading Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Purchaser or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Purchaser.

6.          Purchaser agrees that until this Trading Plan has been terminated it shall, upon written request from D&Co or Apollo, deliver to Apollo from time to time such information as is reasonably requested to assist in supporting that trades under the Trading Plan are in compliance with laws.

7.          Purchaser agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Common Stock or Apollo to any employee of D&Co or its affiliates who is involved, directly or indirectly, in executing this Trading Plan at any time while the Trading Plan is in effect.

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8.          D&Co. agrees not to use any material nonpublic information relating to the Common Stock, Apollo or this Trading Plan, whether acquired in contravention of Section B.7 or otherwise, in connection with purchases or sales of, or trading in, any securities of the Purchaser, or any derivative securities thereof, or provide other persons with such information or recommend to other persons to buy or sell any securities of Apollo based upon such information while the Trading Plan is in effect.

9.          (a) Purchaser agrees to use all commercially reasonable efforts to make all filings, if any, required under the Securities Act of 1933, as amended, or the Exchange Act in a timely manner, to the extent any such filings are applicable to Purchaser.

(b)        Purchaser agrees that it shall, in connection with the performance of this Trading Plan, comply with all applicable laws.

10.        (a) Purchaser agrees, while the Trading Plan is in effect, to the extent that it is reasonably within the control of Purchaser, not to take, and agrees not to cause any person or entity with which Purchaser would be required to aggregate purchases of Common Stock to take, any action that would cause the purchases hereunder not to meet the applicable requirements of Rule 10b-18 of the Exchange Act.

(b)        D&Co agrees to conduct all purchases pursuant to the Trading Plan in accordance with Rule 10b-18 of the Exchange Act, including, but not limited to, the volume limitations contained therein, and in no event shall D&Co effect any purchase if such purchase would exceed the then-applicable volume limitation under Rule 10b-18 of the Exchange Act, assuming that the purchases to be made by D&Co for the Purchaser are the only purchases subject to such limitation and that Purchaser is an affiliated purchaser under Rule 10b-18 of the Exchange Act. D&Co agrees to carry out the Trading Plan in a manner not intended to give rise to a tender offer by the Purchaser. D&Co shall promptly suspend for as long as Apollo shall require any trading under the Trading Plan on written notice from Apollo that Apollo believes an event has occurred meriting suspension of trading, which event shall be deemed a Blackout (as defined below).

C.       Implementation of the Plan

1.          Purchaser hereby appoints D&Co to purchase shares of Common Stock pursuant to this Trading Plan in accordance with the terms and conditions set forth below. Subject to this Trading Plan and such terms and conditions, D&Co hereby accepts such appointment.

Effective Date for the Trading Plan: Market Open on December 16, 2019 (the “Effective Date”)

Termination Date for the Trading Plan: The earlier of the date when the Purchase Limit (as defined below) has been met or market close on June 16, 2020, or earlier concurrently with D&Co.’s receipt of notice of the commencement of any proceedings in respect of or triggered by Purchaser’s bankruptcy or insolvency (the “Termination Date”)

D&Co’s Instructions: D&Co is hereby authorized by Purchaser to purchase shares of Common Stock, such purchases to be effected in accordance with the terms of applicable federal and state securities laws and regulations, including, without limitation, Rule 10b-18 of the Exchange Act, on the open market in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000) (the “Purchase Limit”), exclusive of any fees, commissions or other expenses related to such purchases. D&Co shall purchase available shares of Common Stock within the safe harbor parameters of Rule 10b-18 of the Exchange Act on any trading day of the NASDAQ Stock Market following the Effective Date through the Termination Date (the “Purchase Period”) based on the parameters defined below:

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Price per share of Common Stock	Daily Maximum Purchase*
	December 15, 2019 – December 25, 2019	After December 25, 2019
Less than $17.00	Up to the daily maximum volume limitation	Up to the daily maximum volume limitation
$17.00 - $18.00	25,000 shares of Common Stock	7,500 shares of Common Stock
$18.00 - $19.00	15,000 shares of Common Stock	5,000 shares of Common Stock
$19.00 - $20.00	10,000 shares of Common Stock	5,000 shares of Common Stock
$20.00 - $21.00	3,000 shares of Common Stock	2,000 shares of Common Stock

* D&Co will use reasonable efforts consistent with ordinary principles of best execution to effectuate 50% of each daily purchase prior to 12:00 p.m. that day, with the remaining 50% of each daily purchase to be effectuated after 12:00 p.m. of the same day.

2.          (a) Notwithstanding any per-day volume limitations that may be specified above, the Purchase Amount may include block trades permitted in accordance with Rule 10b-18 of the Exchange Act.

(b)        Subject to the purchase parameters set forth above and the other applicable provisions of the Trading Plan, D&Co shall purchase the Common Stock under ordinary principles of best execution. D&Co agrees that D&Co shall not effect any purchase of Common Stock under the Trading Plan within six months of any sale by Purchaser of any Common Stock and Purchaser represents that it has not effected any sale of Common Stock within six months prior to the date hereof. D&Co shall provide to Purchaser and Apollo electronic confirmation of each trade effected on behalf of Purchaser including the date, price and number of shares acquired promptly following each trade and in any event within one business day of any trade.

(c)        The daily maximum purchase limits shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Common Stock or any similar transaction with respect to Apollo’s stock that occurs during the Trading Plan.

(d)        Purchaser understands that D&Co may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Apollo, Purchaser or D&Co or any other event or circumstance (a “Blackout”). Purchaser also understands that even in the absence of a Blackout, D&Co may be unable to effect purchases consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Common Stock to reach and sustain a limit order price, or other market factors in effect on the date of a purchase.

3.          Subject to the parameters specified above, and in each such case, subject to the requirements of Rule 10b-18 of the Exchange Act being satisfied, purchases of the Common Stock may be effected, in whole or in part, on an agency basis or, if D&Co is a market maker in the Common Stock at the time that any purchase is to be made under the Trading Plan, D&Co may, in its sole discretion, effect one or more purchases on a principal basis commensurate with all regulatory requirements regarding best execution practices.

4.          Purchaser acknowledges and agrees that it does not have authority, influence or control over any trades of Common Stock effected by D&Co pursuant to the Trading Plan, including without limitation how, when or whether to effect any trades under the Trading Plan, and will not attempt to exercise any authority, influence or control over such trades. Purchaser agrees that it will not alter or deviate from any contract, instruction or plan to trade Common Stock under the Trading Plan (whether by changing the amount, price or timing of any such trade) and it will not enter into or alter a corresponding or hedging transaction or position with respect to Common Stock under the Trading Plan.

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D.       Termination

1.          The Trading Plan may not be terminated prior to the Termination Date, except Purchaser may terminate the Trading Plan if Purchaser has obtained the approval of Apollo and gives three trading days’ written notice to D&Co that Purchaser is so terminating the Trading Plan or by notice from D&Co that D&Co, in its sole discretion, has determined that it is prohibited from continuing to operate as agent by a legal, contractual or regulatory restriction applicable to it or its affiliates. Any modification of the Trading Plan by Purchaser shall only be made if made in good faith and not as part of a scheme to evade compliance with the federal securities laws. In particular, subject to the Purchaser’s above right to terminate the Trading Plan, Purchaser agrees not to modify the Trading Plan at any time that Purchaser is aware of any material nonpublic information about the Purchaser or the Common Stock.

E.       Limitation of Liability

1.          Notwithstanding any other provision hereof, neither Purchaser nor D&Co shall be liable to the other for:

(a)        special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

(b)       any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God.”

2.          Purchaser has consulted with its own advisors as to the legal, tax, business, financial and related aspects of Purchaser’s adoption and implementation of the Trading Plan.

3.          Purchaser agrees to indemnify and hold harmless D&Co and its officers, directors, employees, members, agents and affiliates from and against any losses, liabilities, claims, damages and expenses including but not limited to reasonable attorneys’ fees and the costs of investigating or defending any matter, arising out of or incurred in connection with any breach by the Purchaser of the Trading Plan (“Losses”), except to the extent Losses are found in a final award or judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from gross negligence or willful misconduct on the part of D&Co.

F.       General

1.          Purchaser and D&Co acknowledge and agree that D&Co is acting as agent and custodian for Purchaser in connection with the Trading Plan and that Purchaser is a “customer” of D&Co within the meaning of Section 741(2) of Title 11 of the United States Code (the “Bankruptcy Code”). Purchaser and D&Co further acknowledge and agree that the Trading Plan is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

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2.          The Trading Plan constitutes the entire agreement between the parties with respect to the Trading Plan and supersedes any prior agreements or understandings with regard to the Trading Plan.

3.          The Trading Plan may be amended by Purchaser only upon the written consent of D&Co and receipt by D&Co of a certificate signed by Purchaser dated as of the date of such amendment certifying that Purchaser is not aware of any material nonpublic information with respect to Apollo; provided that the foregoing shall not apply in the case of termination under Section D.

4.          All notices to D&Co under the Trading Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by the Trading Plan by telephone, by facsimile or by certified mail or overnight courier:

Dougherty & Company LLC

90 South Seventh Street, Suite 4300

Minneapolis, MN 55402

Attention: David Edwards

Fax:

Phone: 612-317-2152

5.          Neither party’s rights and obligations under the Trading Plan may be assigned or delegated without the written permission of the other party. Apollo is an intended third party beneficiary of the Trading Plan.

6.          The Trading Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

7.          If any provision of the Trading Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of the Trading Plan will continue and remain in full force and effect.

8.          The Trading Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of Minnesota without reference to the conflicts or choice of laws provisions of such state. The parties agree to the exclusive jurisdiction and venue of courts located in Hennepin County, Minnesota for resolution of disputes hereunder.

[Signatures continued on next page]

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IN WITNESS WHEREOF, the undersigned have signed the Trading Plan as of the date first written above.

ALLIED PHYSICIANS OF CALIFORNIA, A PROFESSIONAL MEDICAL CORPORATION		DOUGHERTY & COMPANY LLC

By:	/s/ Dennis Chan	/s/ David Edwards
	Dennis Chan, M.D.,	Name: David Edwards
	Executive Board Member	Title:

By:	/s/ Peter Ma
Peter Ma, M.D.,
Investment Committee Member

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